Exhibit 99.1

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE WILLISTON BASIN ASSETS PURCHASED BY

HALCÓN RESOURCES CORPORATION

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE WILLISTON BASIN ASSETS PURCHASED BY

HALCÓN RESOURCES CORPORATION

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
REVENUES
Oil	$57,375	$16,546	$140,980	$41,437
Natural Gas	642	50	1,550	193

TOTAL REVENUES	58,017	16,596	142,530	41,630

DIRECT OPERATING EXPENSES
Production Taxes	6,266	1,864	15,354	4,655
Lease Operating Expenses	3,948	1,211	9,540	2,510

TOTAL DIRECT OPERATING EXPENSES	10,214	3,075	24,894	7,165

EXCESS OF REVENUES OVER DIRECT OPERATING EXPENSES	$47,803	$13,521	$117,636	$34,465

See accompanying Notes to Statements of Revenues and Direct Operating Expenses.

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE WILLISTON BASIN ASSETS PURCHASED BY HALCÓN RESOURCES CORPORATION

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

NOTE 1 - BASIS OF PRESENTATION

In October 2012 Halcón Resources Corporation (the “Company”), signed an agreement to acquire the operating interests in approximately 81,000 net acres of oil and natural gas leaseholds in North Dakota from Petro-Hunt, L.L.C. and Pillar Energy, LLC (the “Sellers”). The total interests acquired from the Sellers are collectively referred to as the “Williston Basin Assets”. The purchase consideration for the Williston Basin Assets involves approximately $700 million in cash and the issuance of 10,073.4692 shares of automatically convertible preferred stock, subject to normal closing adjustments, with an effective date of June 1st, 2012, and an anticipated closing date in early December 2012, subject to the satisfactory completion of due diligence and title reviews by the Company. The accompanying statements of revenues and direct operating expenses relate to the operations of the oil and natural gas properties acquired by the Company.

The statements of revenues and direct operating expenses associated with the Williston Basin Assets were derived from the Sellers’ accounting records. During the periods presented, the Williston Basin Assets were not accounted for or operated as a consolidated entity or as a separate division by the Sellers. Revenues and direct operating expenses for the Williston Basin Assets included in the accompanying statements represent the net collective working and revenue interests acquired by the Company. The revenues and direct operating expenses presented herein relate only to the interests in the producing oil and natural gas properties which will be acquired and do not represent all of the oil and natural gas operations of the Sellers. Direct operating expenses include lease operating expenses and production and other related taxes. General and administrative expenses, depreciation, depletion and amortization of oil and natural gas properties and federal and state taxes have been excluded from direct operating expenses in the accompanying statements of revenues and direct operating expenses because the allocation of certain expenses would be arbitrary and would not be indicative of what such costs would have been had the Williston Basin Assets been operated as a stand-alone entity. Exploration expenses and dry hole costs are not applicable to this presentation. Full separate financial statements prepared in accordance with accounting principles generally accepted in the United States of America do not exist for the Williston Basin Assets and are not practicable to prepare in these circumstances. The statements of revenues and direct operating expenses presented are not indicative of the financial condition or results of operations of the Williston Basin Assets on a go forward basis due to changes in the business and the omission of various operating expenses.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates: The preparation of statements of revenues and direct operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Although these estimates are based on management’s best available knowledge of current and future events, actual results could be different from those estimates.

Revenue Recognition: Revenues are recognized for oil and natural gas sales under the sales method of accounting. Under this method, revenues are recognized on production as it is taken and delivered to the purchasers. The volumes sold may be more or less than the volumes entitled to, based on the owner’s net interest in the Williston Basin Assets. These differences result from production imbalances, which are not significant, and are reflected as adjustments to proved reserves and future cash flows in the unaudited supplementary oil and natural gas information included herein.